Exhibit 10.1

CONSULTING AGREEMENT

This CONSULTING AGREEMENT (hereinafter “Agreement”) is made and entered into as of July 1, 2020 (hereinafter the “Effective Date”), by and between Harsco Corporation, a Delaware corporation with a principal place of business at 350 Poplar Church Road, Camp Hill, PA (hereinafter “Client”), and Consultant, Tracey McKenzie (hereinafter “Consultant”).

Article 1

TERM AND TERMINATION

1.1 Term. This Agreement shall commence on the Effective Date and shall continue in effect for a period of six (6) months from the Effective Date of this Agreement (the “Term”).

1.2 Termination of Agreement. Upon written request of Client at any time or upon the expiration of the Term of this Agreement, whichever is sooner, Consultant shall advise Client of the extent to which performance has been completed on all pending projects, and collect and deliver to Client whatever work product then exists related to each such project in the manner requested by Client.

1.3 Survival. Articles 5, 6, 7 and 8 hereof shall survive the expiration of this Agreement and continue in effect, as applicable.

Article 2

INDEPENDENT CONTRACTOR STATUS

2.1 Intention of Parties. It is the intention of the parties that Consultant be an independent contractor and not an employee, agent, joint venturer, or partner of Client. Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Client and either Consultant or any employee or agent of Consultant.

2.2 Nonexclusive. Consultant shall retain the right to perform work for other persons or entities during the term of this Agreement.

Article 3

SERVICES TO BE PERFORMED BY CONSULTANT

3.1 Work. All work performed by Consultant shall be documented and shall set forth, at a minimum, a description of the work to be done and, once completed, the work that Consultant performed. Client shall have the right to accept or decline any proposed work by Consultant.

3.2 Method of Performing Services. Consultant will determine the method, details, and means of performing the work to be carried out for Client on each project. Client shall have no right to, and shall not, control the manner or determine the method of accomplishing such work. Client may, however, require Consultant to observe certain policies of the Client including, but not limited to, the Client’s Code of Conduct, confidentiality, computer network, security and safety policies of Client. In addition, Client shall be entitled to exercise general oversight over the results of work performed by Consultant to ensure that the work product delivered by Consultant is satisfactory. This oversight shall include the right to inspect, stop work, make suggestions or recommendations as to the details of the work, and request modifications to the scope of the

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work and/or deliverables.

3.3 Scheduling. Consultant agrees to accommodate work schedule requests of Client to the extent possible and in accordance with the time frame Client establishes for a project. Consultant agrees to be reasonably available, up to thirty (30) hours per week, during the Term of this Agreement to render services under this Agreement.

3.4 Reporting. Client will advise Consultant of the individual(s) to whom Consultant will report progress on each project.

3.5 Place of Work. Consultant will perform all work for Client from Consultant’s own offices or residence except when certain projects or tasks may, as mutually determined in advance, be performed at Client’s principal place of business. Client and Consultant shall develop appropriate administrative procedures for performance of work at Client’s site, if work at such site is necessary as determined by Client.

Article 4

COMPENSATION

4.1 Fee. Within sixty (60) days following the Effective Date, Client shall pay Consultant a one-time fee of four hundred thousand dollars ($400,000) as consideration for services rendered under this Agreement and the general release of claims and agreement to cooperate set forth in Article 7.

4.2 Expenses. Except as otherwise agreed in writing by Client, Consultant shall be responsible for all costs and expenses incident to the performance of services for Client, including all costs incurred by Consultant to do business.

Article 5

TREATMENT OF CONSULTANT’S PERSONNEL

5.1 Compensation of Consultant’s Personnel. Consultant shall bear sole responsibility for payment of compensation to its personnel, if any, that Consultant retains. Consultant shall pay and report, for all personnel assigned to Client’s work, federal, state and local income tax withholding, social security taxes, and unemployment insurance applicable to such personnel as employees of Consultant. Consultant shall bear sole responsibility for any health or disability insurance, retirement benefits, or other welfare or pension benefits, if any, to which such personnel may be entitled. Consultant agrees to defend, indemnify, and hold harmless Client, Client’s officers, directors, employees and agents, and the administrators of Client’s benefit plans, from and against any claims, liabilities, or expenses relating to such compensation, tax, insurance, or benefit matters; provided that Client shall (1) promptly notify Consultant of each such claim when and as it comes to Client’s attention; (2) cooperate with Consultant in the defense and resolution of such claim; and (3) not settle or otherwise dispose of such claim without Consultant’s prior written consent, such consent not to be unreasonably withheld.

5.2 Workers’ Compensation. Notwithstanding any other workers’ compensation or insurance policies maintained by Client, Consultant shall procure and maintain workers’ compensation coverage for its personnel, if any, sufficient to meet the statutory requirements of the state in which Consultant’s personnel are engaged.

5.3 Consultant’s Agreements With Personnel. Consultant shall obtain and maintain in effect written agreements between Consultant and each of its personnel who participate in any of Client’s work.

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Such agreements shall contain terms sufficient for Consultant to comply with all provisions of this Agreement, and shall confirm that such personnel shall have no status as employees of Client and no ability to participate in any Client benefit plan.

5.4 State and Federal Taxes. As neither Consultant nor its personnel, if any, are Client’s employees, Client shall not take any action or provide Consultant’s personnel with any benefits or commitments inconsistent with any of the terms of this Agreement. In particular:

•	Client will not withhold FICA (Social Security) from Consultant’s payment.

•	Client will not make state or federal unemployment insurance contributions on behalf of Consultant or its personnel.

•	Client will not withhold local, state or federal income tax from Consultant’s payment.

•	Client will not make insurance contributions on behalf of Consultant or its personnel.

•	Client will not obtain workers’ compensation insurance on behalf of Consultant or its personnel.

Article 6

CONFIDENTIALITY AND INTELLECTUAL PROPERTY RIGHTS

6.1 Confidentiality. Consultant shall maintain in strict confidence, and shall use and disclose only as authorized by Client in writing, all information of a competitively sensitive, confidential and/or proprietary nature that it receives or otherwise learns about in connection with the work performed for Client. Consultant shall require its personnel, if any, to agree to do likewise. Client shall take reasonable steps to identify for the benefit of Consultant any information of a competitively sensitive, confidential or proprietary nature, such as by using confidentiality notices in or when transmitting written material where appropriate. These restrictions shall not be construed to apply to (1) information generally available to the public; (2) information released by Client to the public generally without restriction; (3) information independently developed or acquired by Consultant or its personnel without reliance in any way on other confidential or proprietary information of Client; or (4) information approved for the use and disclosure of Consultant or its personnel without restriction. Notwithstanding the foregoing restrictions, Consultant and its personnel may use and disclose any information (1) to the extent required by an order of any court or other governmental authority or (2) as necessary for it or them to protect their interest in this Agreement, but in each case only after Client has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with such disclosure. The foregoing confidentiality obligations are in addition to any and all confidentiality obligations of Consultant to Client.

6.2 Ownership of Work Product. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Consultant or its personnel during the course of performing Client’s work (collectively, the “Work Product”) shall belong exclusively to Client and shall, to the extent possible, be considered a work made for hire for Client within the meaning of Title 17 of the United States Code. Consultant automatically assigns, and shall cause its personnel automatically to assign, at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest it or they may have in such Work Product, including any copyrights or other intellectual property rights pertaining thereto. Upon request of Client, Consultant shall take such further actions, and shall cause its personnel to take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to

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give full and proper effect to such assignment. The foregoing intellectual property obligations are in addition to any and all such obligations of Consultant including, but not limited to, the obligations set forth in the Confidentiality Agreement.

6.3 Residual Rights of Personnel. Notwithstanding anything to the contrary herein, Consultant and its personnel shall be free to use and employ its and their general skills, know-how, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques, or skills gained or learned during the course of any assignment, so long as it or they acquire and apply such information without disclosure of any confidential or proprietary information of Client and without any unauthorized use or disclosure of Work Product.

Article 7

RELEASE; COOPERATION

7.1 General Release of Claims. Consultant, for Consultant and for Consultant’s executors, administrators, attorneys, personal representatives, successors, and assigns, for and in consideration of promises made herein, does hereby irrevocably and knowingly, voluntarily and unconditionally waive and release fully and forever any claim, cause of action, loss, expense, or damage, known or unknown, of any and every nature whatsoever against Client and its past and present parents, subsidiaries, divisions, related or affiliated entities, and all officers, directors, agents, insurers, attorneys, employees, or trustees of any or all of the aforesaid entities (hereinafter collectively referred to as “Released Entities”), of whatever nature arising from any occurrence or occurrences, from the beginning of time until the date of Consultant’s execution of this Agreement, including without limitation any claims arising or in any way resulting from or relating to Consultant’s previous employment with Client. It is understood that this release does not serve to waive any claims that, pursuant to law, cannot be waived or subject to a release of this kind, including claims for unemployment or workers’ compensation benefits. By signing this Agreement, Consultant is not giving up: (i) any rights or claims that arise after Consultant signs this Agreement; (ii) any claim to challenge the release under the Age Discrimination in Employment Act (ADEA); (iii) any rights to vested retirement benefits; and (iv) any rights that cannot be waived by operation of law.

Without limitation of the foregoing, Consultant specifically waives any claims against all Released Entities arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Equal Pay Act, the Genetic Information Nondiscrimination Act, the Fair Labor Standards Act, the Portal to Portal Act, and the Pennsylvania Human Relations Act, all as amended, or any other federal, state, or local law or ordinance relating in any way to unlawful discharge, discrimination, retaliation, wage payment, or fair employment practices, or any claim under any statutory or common law theory. The intent of this paragraph is to capture any and all claims that Consultant has or may have against the Released Parties arising from events occurring prior to the execution of this Agreement and covered by the foregoing release of claims. Consultant warrants and represents that Consultant has not, prior to signing this Agreement, filed any claim, charge, or complaint with any court or government agency in any way relating to Consultant’s employment with Client, nor has Consultant filed any claim, charge, or complaint whatsoever against any of the Released Entities.

The foregoing release of claims does not prohibit Consultant from disclosing the terms of this Agreement to, filing a complaint with and/or providing information to the Equal Employment Opportunity Commission (EEOC), the National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC) or any other governmental entity, related to Consultant’s employment with Client. However, Consultant understands and acknowledges that the General Release and Waiver of Claims set forth above

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will completely bar any recovery or relief obtained on Consultant’s behalf, whether monetary or otherwise, with respect to any of the claims that Consultant has released against any and all of the Released Entities. Notwithstanding the foregoing, nothing set forth in this Agreement limits Consultant’s right to receive a monetary award for information provided to the U.S. Securities and Exchange Commission pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended.

7.2 Cooperation.  Consultant agrees to cooperate fully and truthfully with any reasonable request of Client (including its outside counsel) in connection with the contemplation, prosecution and/or defense of all phases of existing, past and future litigation (including, but not limited to, administrative proceedings) about which Client believes Consultant may have knowledge or information.  Consultant further agrees to make herself available to consult with respect to or participate in the preparation for, response to, prosecution and/or defense of any past, existing, threatened or future litigation, investigation or other private or governmental proceeding involving Client, its affiliates, and any of its current or former employees including, without limitation, civil or criminal litigation, arbitrations, administrative charges and proceedings, and responses to subpoenas or civil investigative demands of any type.  Such cooperation may include appearing from time to time during and outside of regular business hours as reasonably deemed necessary by Client’s counsel at the offices of Client, Client’s outside counsel and/or an administrative agency to participate in conferences and interviews; providing testimony in depositions, court proceedings, arbitrations and/or administrative hearings as necessary; and, more generally, providing Client and its counsel with the full benefit of Consultant’s knowledge about matters related to Client and its affiliates.  Consultant agrees to render such cooperation in a timely fashion and at such times and places as may be mutually agreeable to the persons concerned or as may be necessary (i.e., at an arbitration or court proceeding).  Consultant agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Client calls Consultant as a witness.  In connection with any past, existing or future litigation or any matter contemplated by this Article 7.2, Consultant agrees to maintain as confidential all information belonging to Client and its affiliates to which Consultant has been or becomes privy at any time including, without limitation, all attorney-client privileged information and all attorney and/or party work product. Client shall reimburse Consultant for all reasonable expenses incurred by Consultant as a result of her cooperation pursuant to this Article 7.2.

Article 8

GENERAL PROVISIONS

8.1 Notices. Any notices to be given hereunder by either party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the most recent addresses on file with the other party, but each party may change such address by written notice in accordance with this paragraph. Notices delivered personally will be deemed communicated as of actual receipt. Mailed notices will be deemed communicated as of date of receipt.

8.2 Entire Agreement of the Parties. This Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to the rendering of services by Consultant for Client and contains all the covenants and agreements between the parties with respect to the rendering of such services in any manner whatsoever; provided that, the following agreements shall also remain in full force and effect: the Advancement and Undertaking Letter Agreement between Client and Consultant dated August 23, 2019, and any confidentiality, non-disclosure, non-solicitation, non-competition or assignment of invention agreements into which Consultant and Client previously entered. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not embodied herein, and that no other

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agreement, statement, or promise not contained in this agreement shall be valid or binding. Any modification of this agreement will be effective only if it is in writing signed by the party to be charged.

8.3 Partial Invalidity. If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.

8.4 Parties in Interest. This Agreement is enforceable only by Consultant and Client. The terms of this Agreement are not a contract or assurance regarding compensation, continued employment, or benefit of any kind to any of Consultant’s personnel assigned to Client’s work, or any beneficiary of any such personnel, and no such personnel, or any beneficiary thereof, shall be a third-party beneficiary under or pursuant to the terms of this Agreement.

8.5 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Any action, by either party, at law or in equity to enforce this Agreement or seek a remedy for any breach shall be brought in the Court of Common Pleas of Cumberland County Pennsylvania or the United States District Court for the Middle District of Pennsylvania, and Consultant irrevocably consents to the personal jurisdiction of the above courts to resolve any such disputes.

8.6 Successors. This Agreement shall inure to the benefit of, and be binding upon, Consultant and Client, their successors and assigns.

8.7 Construction. This Agreement shall be construed without the aid of any canon, custom or rule of law required in construction against the draftsman. It shall not be construed strictly for or against Client or Consultant.

8.8 Counterparts. This Agreement may be executed in separate counterparts (including by means of telecopied signature pages or electronic transmission in portable document format (pdf)), each of which is deemed to be an original and all of which taken together constitute one and the same agreement

[signature page follows]

Exhibit 10.1

NOW THEREFORE, Client and Consultant, by their designated representatives, hereby acknowledge that they have read and understand each of the provisions of this Agreement, that they have executed this Agreement voluntarily, with full knowledge of its significance and with the opportunity to consult with independent legal counsel, and that they intend to be fully and legally bound by the terms of this Agreement.

CONSULTANT:

By: ______________________________________________
(Signature)

Tracey McKenzie

CLIENT:

Harsco Corporation

By: _______________________________________________
(Signature)

Russell Hochman
Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary